EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 10th day of June 2008, by and between NEOMEDIA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and Iain McCready (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive do hereby agree as follows:

1. Employment.

(a) The Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Executive Officer of the Company.

(b) Subject to the terms and conditions herein, the initial term of employment shall commence on May 29, 2008 (the “Effective Date”) and shall continue two (2) years from the Effective Date unless earlier terminated as herein provided (the “Initial Term”). In the event that either party desires to extend the Initial Term for an additional period of time such party shall provide the other party with written notice of such desire at least six (6) months prior to the expiration of the Initial Term. Following such notice, the Initial Term may be extended upon mutual agreement of the parties hereto. The Initial Term and any extensions thereof shall be referred to as the “Employment Period.”

2. Position and Duties.

(a) The Executive shall be employed throughout the Employment Period as the Chief Executive Officer of the Company. The Executive shall have the duties and responsibilities consistent with and incumbent upon this position, but at all times shall act in accordance with the directions given by the Board of Directors.

(b) The Executive’s principal place of employment shall be in Edinburgh, Scotland. The Executive acknowledges, however, that significant domestic and international travel may be required as part of his duties hereunder; and the Executive agrees to undertake such travel as may be reasonably required by the business of the Company from time to time.

(c) Whenever the Chief Executive Officer of the Company is required by law, rule or regulation or requested by any governmental authority or by the Company’s auditors to provide certifications with respect to the Company’s financial statements or filings with the Securities and Exchange Commission or any other governmental authority, the Executive shall sign such certifications as may be reasonably requested by the Company.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (“Base Compensation”) of One Hundred Sixty Thousand British Pounds Sterling (£160,000) payable through a payroll bureau located in the United Kingdom of Great Britain and Northern Ireland in accordance with the Company’s customary payroll periods or such other basis as may be determined by the Board of Directors and subject to any applicable tax and payroll deductions required by law.

(b) Incentive Bonus Compensation. The Executive shall receive incentive bonus compensation the “Incentive Bonus”) for each fiscal year of the Company in an amount of:

(i) Twenty Thousand British Pounds Sterling (£20,000) (the “Fixed Bonus”); and

(ii) up to thirty-seven and one-half percent (37.5%) of the Base Compensation for such fiscal year, based upon objectives determined by the Board of Directors or the Compensation Committee thereof in its sole discretion.

The Incentive Bonus shall be subject to applicable tax and payroll deductions required by law. The Incentive Bonus shall be pro rated for any fiscal year that is less than a full fiscal year. The payment of the pro rated amount of the Fixed Bonus for the 2008 fiscal year shall occur on or about August 29, 2008.

(c) Sale Bonus. If (i) the Company has consummated a Sale Transaction (as defined below) within eighteen (18) months after the Effective Date, (ii) the Sale Proceeds (as defined below) are in excess of $45,000,000, (iii) the Executive remains actively employed with the Company through the consummation of the Sale Transaction, (iv) the Executive is otherwise in compliance with the terms of this Agreement as may be amended at any time in the future, and (v) the Executive complies with, and uses commercially reasonable efforts to take such actions as are necessary to cause the Company to comply with, the terms and conditions of agreements entered into by the Executive or the Company effecting or otherwise relating to the Sale Transaction, the Executive will be eligible to receive a sale bonus in connection with such Sale Transaction equal to the product of 0.025 and the Sale Proceeds; provided, that for the purposes of such calculation the amount of Sale Proceeds shall be deemed to not exceed $200,000,000 (the “Sale Bonus”). The Sale Bonus shall be subject to any applicable tax and payroll deductions required by law.

The benefit described in this Section 3(c) shall be payable in a single lump sum as soon as practicable, but not more than ten (10) business days following the consummation of the Sale Transaction (or receipt of Sale Proceeds which are not Contingent Sale Proceeds (as defined below) sufficient to trigger the Company’s obligation to pay a Sale Bonus); provided that any Sale Bonus amount the Executive is entitled to receive pursuant to this Section 3(c), shall not be payable to the Executive until such time as the Company’s stockholders have received payment with respect to their equity interests pursuant to the terms of the agreement to engage in the Sale Transaction. In the event that: (x) any portion of the Sale Proceeds is required by the terms of the Sale Transaction to be placed into escrow, retained or held back by the buyer, or the payment thereof is otherwise subject to contingencies based upon the occurrence of future events (“Contingent Sale Proceeds”), the Company will not pay the Executive the portion of the Sale Bonus attributable to the Contingent Sale Proceeds until such time as, and only to the extent that, the Contingent Sale Proceeds are released from escrow, no longer are retained or held back by the buyer, or otherwise no longer are subject to payment contingencies, as the case may be (“Released Sale Proceeds”); and (y) the aggregate amount of Sale Proceeds in a Sale Transaction that do not constitute Contingent Sale Proceeds is insufficient to trigger the Company’s obligation to pay a Sale Bonus, then the Sale Bonus shall not be paid unless and until the Sale Proceeds which are not Contingent Sale Proceeds are sufficient to trigger the Company’s obligation to pay a Sale Bonus (e.g., because sufficient Contingent Sale Proceeds have been released from escrow, no longer are retained or held back by the buyer, or no longer are subject to payment contingencies).

In the event that the benefits described in this Section 3(c) constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, on account of separation from service, such benefit shall not be payable until six (6) months following Executive’s separation from service and shall not accrue interest during such six (6) month period.

As used in this Agreement:

(i) A “Sale Transaction” shall be deemed to have occurred upon the occurrence of any one or more of the following events: (1) any “person” or “group” (as such terms are used in connection with Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) but excluding the Executive or any employee benefit plan of the Company (A) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (2) there shall be consummated (A) any consolidation, merger or recapitalization of the Company or any similar transaction involving the Company, where the Company is not the continuing or surviving corporation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company; provided that a transaction solely for the purpose of reincorporating the Company in another jurisdiction, shall not constitute a Sale Transaction. For purposes of Section 3(c)(i)(2)(B) the receipt of aggregate Sale Proceeds with respect to the sale of the components of the Company’s business (in one transaction or a series of related transactions) of more than $45,000,000 shall be deemed to constitute a sale of substantially all of the assets of the Company.

(ii) The term “Sale Proceeds” means the total amount of cash and fair market value (on the date of payment) of all property paid or payable (including amounts paid in escrow) in connection with the Sale Transaction. For purposes of calculating Sale Proceeds, the value of securities, whether debt or equity, that are freely tradeable in an established public market will be determined on the basis of the average closing price in such market for the ten (10) trading days prior to the closing of the Sale Transaction (the “Valuation Date”); and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on the Valuation Date as determined in good faith by the Board of Directors of the Company. If Sale Proceeds include any restricted stock (i.e. stock in a public company not freely tradeable), the value of the restricted stock shall be calculated by the Board of Directors in good faith.

(d) Options. Subject to approval of the Company’s Board of Directors, the Company shall issue to the Executive (i) an option to acquire Sixteen Million Twenty-Five Thousand Six Hundred Forty-Three (16,025,643) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a per share exercise to be determined prior to or upon the date of the grant (the “First Option”) and (ii) an option to acquire Sixteen Million Twenty-Five Thousand Six Hundred Forty-Three (16,025,643) shares of the Company’s Common Stock at a per share exercise to be determined prior to or upon the date of the grant (the “Second Option,” and together with the First Option, the “Options”). The First Option shall vest with respect to one hundred percent (100%) of the shares subject to the First Option eighteen months after the Effective Date, subject to Executive’s employment with the Company on such date. The Second Option shall vest with respect to 1/15th of the shares subject to the Second Option each month following the Effective Date, subject to the continued employment of Executive on such dates, such that the Second Option is vested and exercisable with respect to one hundred percent (100%) of the shares subject to the Second Option fifteen (15) months after the Effective Date. Notwithstanding the foregoing, upon the occurrence of a Sale Transaction all unvested Options immediately shall be vested and exercisable. Except as otherwise expressly provided in this Agreement, all terms and conditions concerning the granting and exercise of the Options awarded to the Executive hereunder, shall be governed by the Company's option plan, as such plan may be amended from time to time. The Options shall be memorialized by a stock option agreement between the Company and the Executive.

(e) Expense Reimbursement. Upon submission of adequate documentation by the Executive, the Company shall reimburse the Executive for all reasonable expenses paid or incurred by him in the performance of the services contemplated hereunder in accordance with the Company’s reimbursement policies as determined from time to time in the sole discretion of the Board of Directors (the “Business Expenses”). For the avoidance of doubt, Business Expenses shall include the reasonable cost of home telephone and mobile phone calls made by the Executive in the performance of the services contemplated hereunder and the reasonable cost of a scanner/facsimile machine. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board of Directors.

(f) Executive Benefits. In lieu of participation in the Company’s benefit programs, the Company shall pay the Executive an annual bonus of Six Thousand Niney-Five British Pounds Sterling (£6,095) (the “Benefit Bonus”). The Benefit Bonus shall be subject to applicable tax and payroll deductions required by law. The Benefit Bonus shall be pro rated for any fiscal year that is less than a full fiscal year.

(g) Vacation. The Executive shall be entitled in each of the Company’s fiscal years to a vacation of twenty-five (25) days, during which time his compensation shall be paid in full, and such holidays and other non-working days as are consistent with the policies of the Company for executives generally. The Executive agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for the Company and the Executive. The number of vacation days available hereunder shall be pro rated for any fiscal year that is less than a full fiscal year.

4. Restrictive Covenants.

(a) Definitions.

(i) The term “Company” for purposes of Section 4 of this Agreement shall mean NeoMedia Technologies, Inc., a Delaware corporation, and its affiliated and related entities including, but not limited to, all of NeoMedia Technology, Inc.’s Subsidiaries, affiliates and joint venturers. It is understood that any affiliated or related entities of NeoMedia Technologies, Inc. are intended third-party beneficiaries of the provisions of this Agreement.

(ii) The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(iii) The phrase “directly or indirectly” shall include the Executive either on his own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(iv) The term “Non-Compete Period” shall mean the twelve (12) months immediately following termination of the Executive’s employment with the Company for whatever reason.

(v) The term “Prospective Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(vi) The term “Restricted Area” shall include any geographical location anywhere in the world where Executive has been assigned to perform services on behalf of the Company during the Employment Period and where the Company, its affiliates or Subsidiaries either (1) is engaged in business, and (2) has evidenced an intention to engage in business.

(vii) “Subsidiaries” means any corporation, partnership, limited liability company, joint venture, or other business enterprise in which NeoMedia Technologies, Inc., directly or indirectly, owns 50% or more of the outstanding equity or other ownership interest.

(viii) The term “Vendor” shall mean any supplier, person or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(b) Non-Competition. During the Employment Period and Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any business in competition with the business of the Company, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason; provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation. During the Non-Compete Period, for purposes of this Section 4(b)“any business in competition with the business of the Company” shall mean any business or entity set forth on Schedule I attached hereto.

(c) Non-Solicitation of Employees or Independent Contractors. During the Employment Period and the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his employment with, or engagement by, the Company. Likewise, during the Employment Period and the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

(d) Non-Solicitation of Customers, Prospective Customers or Vendors. During the Employment Period and the Non-Compete Period, the Executive shall not, directly or indirectly, sell, assemble, manufacture or distribute products or services of the type sold or distributed by the Company to any Customer, Prospective Customer or Vendor of the Company in the Restricted Area through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers and Vendors, which the Company expends significant time and resources in acquiring and maintaining, and that the Company’s relationships with its Customers and Vendors constitute a significant and valuable asset of the Company.

(e) Non-Disclosure of Confidential Information. The Executive agrees and acknowledges that, by reason of the nature of his duties as an officer and employee of the Company, he will have access to and become informed of confidential and secret information (oral or written) that is a competitive asset of the Company (“Confidential Information”), including any lists of customers or suppliers, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans, marketing or operational plans, technical data and information, product information or other information of the Company (whether or not such information qualifies as a “trade secret” under applicable law) and any of the foregoing that belong to any third person or company but to which the Executive has had access by reason of his employment relationship with the Company. The Executive agrees to faithfully keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information. The Executive acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents (and all copies thereof) containing Confidential Information furnished to the Executive by the Company or otherwise acquired or developed by the Executive, shall at all times be and remain the property of the Company. Upon termination of the Employment Period, the Executive shall return to the Company all such property or documents (and all copies thereof) that are in his possession, custody or control, but his obligation of confiden-tiality shall survive such termination of the Employment Period until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public. The obligations of the Executive under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality that the Executive may have to the Company under general legal or equitable principles or otherwise.

(f) Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 4 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors and agents. The Executive also acknowledges and agrees, as set forth in Section 4(h) below, that the Company may obtain a temporary and/or permanent injunction to restrain any violations or, or otherwise enforce, the restrictive covenants contained in Section 4.

(g) Ownership by Company. The Executive acknowledges and agrees that any of his work product created, produced or conceived in connection with his association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company. The Executive agrees to execute and deliver all documents required by the Company to document or perfect the Company’s proprietary rights in and to the Executive’s work product.

(h) Breach of Restrictive Covenants. In the event of a breach by the Executive of any restrictive covenant set forth in Section 4, the Executive agrees that such a breach would cause irreparable injury to the Company, and that if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

(i) Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

(j) Construction, Survival. If the period of time, area, or scope of restriction specified in this Section 4 should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in this Section 4, the restrictive period shall be tolled during the time that the Executive is in violation. All the provisions of this Section 4 shall survive the term of this Agreement and the Executive’s employment with the Company.

5. Termination.

(a) Termination upon Death. Executive’s employment hereunder shall terminate upon the death of Executive; provided, however, that for purposes of this Agreement the Date of Termination (as defined below) based upon the death of Executive shall be deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

(b) Termination upon Incapacity. If the Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of thirty (30) days during the previous 12 months, due to a physical or mental illness, disability or condition, the Company may terminate Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to Executive. Any questions as to the existence, extent or potentiality of illness or incapacity of Executive upon which the Company and Executive cannot agree shall be determined by a qualified independent physician selected by the Company. The determination of such physician certified in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement. Section 5(b) of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment and/or retaliation on the basis of a disability.

(c) Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause (as defined below) by giving written Notice of Termination to Executive. The Date of Termination (as defined below) shall be specified in the Notice of Termination. For the purpose of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s (i) material breach of his obligations under the terms of this Agreement, which breach remains uncured within ten (10) business days after receiving written notice of such breach from the Company, (ii) committed act(s) of gross misconduct injurious to the Company; (iii) conviction of a crime involving moral turpitude or constituting a felony under the laws of any state, the District of Columbia or of the United States of America, (iv) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his duties in the manner contemplated under this Agreement, (v) any misappropriation, embezzlement or conversion of the Company’s or any of its Subsidiary’s or affiliate’s property by the Executive, or (vi) willful and material misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause by delivering written notice to the Executive. The Date of Termination shall be specified in the Notice of Termination.

(e) Termination by the Executive. The Executive may terminate this Agreement by delivering written notice to the Company. The Executive shall provide thirty (30) calendar days written notice to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than ninety (90) calendar days after delivery of the Notice of Termination.

(f) Notice of Termination. Notice of Termination to effectuate a termination under Section 5 shall be made in accordance with the Notice provision defined in Section 6. For purposes of this Agreement, a “Notice of Termination” shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such notice is delivered; provided however, that the Company, at its option, may in all cases elect to have the Executive not report to work after the date of the written notice.

(g) Date of Termination.“Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 5.

(h) Obligation to Pay.

(i) For terminations under Section 5(a), the estate of Executive shall be paid any Incentive Bonus awarded before death, any Benefits Bonus if it was otherwise payable to the Executive at the time of his death and any Sale Bonus if it was otherwise payable to the Executive at the time of his death. The estate of the Executive also shall be paid the pro-rated Base Salary and any accrued but unused vacation through the end of the month in which the death of Executive occurred. The estate of the Executive also will be paid any Business Expenses incurred before the Date of Termination. The Incentive Bonus and the Benefits Bonus will be pro-rated to the Date of Termination. The Company shall have no further obligation to the Executive under this Agreement.

(ii) For terminations under Section 5(b), the Executive or the person charged with legal responsibility for the Executive’s estate shall be paid any Incentive Bonus awarded before the Date of Termination, any Benefits Bonus if it was otherwise payable to the Executive at the Date of Termination and any Sale Bonus if it was otherwise payable to the Executive at the Date of Termination. The Executive or the person charged with legal responsibility for the Executive’s estate also shall be paid the pro-rated Base Salary and any accrued but unused vacation through the Date of Termination. The Executive or the person charged with legal responsibility for the Executive’s estate also will be paid any Business Expenses incurred before the Date of Termination. The Incentive Bonus and the Benefits Bonus will be pro-rated to the Date of Termination. The Company shall have no further obligation to the Executive under this Agreement.

(iii) For terminations for Cause under Section 5(c), the Company shall pay the Executive his Base Salary through the Date of Termination and any Business Expenses incurred before the Date of Termination. The Company shall have no further obligations to Executive under this Agreement. The Executive foregoes any entitlement to any unpaid Incentive Bonus, any unpaid Benefit Bonus, any unpaid Sale Bonus, non-awarded Options and to all remaining Base Salary and benefits.

(iv) For terminations without Cause under Section 5(d), the Company shall pay the Base Salary specified in this Agreement to Executive for nine (9) months from the Date of Termination set forth in the Notice of Termination. The Base Salary will be paid at regular payroll intervals until the expiration of the nine (9) months. The Executive only shall receive a pro-rated Benefits Bonus if it was otherwise payable to the Executive at the Date of Termination, a pro-rated Incentive Bonus if awarded before the Date of Termination, any Business Expenses incurred before the Date of Termination, and accrued but unused vacation. The Executive will not be entitled to receive any other Incentive Bonus, Benefits Bonus or other benefits (including non-awarded Options) which were not awarded before the Date of Termination. The Company shall have no further obligation to the Executive under this Agreement other than the payment of any Sale Bonus pursuant to Section 3(c).

(v) For terminations without Cause under Section 5(e), if the Executive terminates the Agreement, he waives all claims to any unpaid Incentive Bonus, any unpaid Benefits Bonus and any unpaid Sale Bonus. Likewise, the Company’s obligation to pay Base Salary, any Business Expenses incurred before the Date of Termination, the Incentive Bonus, the Benefits Bonus, the Sale Bonus and other benefits ceases on the Date of Termination (i.e., last day worked) by the Executive. The Company shall have no further obligation to the Executive under this Agreement.

6. Notice. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, return receipt requested, postage prepaid, or sent by telecopy:

in the case of the Company to:	NeoMedia Technologies, Inc.
Two Concourse Parkway
Suite 500
Atlanta, GA 30328
USA
(678) 6380-0466 (facsimile)
Attention: Chief Financial Officer

with a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP
200 South Biscayne Boulevard - 39th Floor
Miami, Florida 33131
USA
(305) 358-7095 (facsimile)
Attention: Clayton E. Parker, Esq.

in the case of Executive to:	Iain A. McCready
7 Upper Coltbridge Terrace
Edidnburgh, UK
EH126AD
+44 1313370885 (facsimile)

or to such other address as either party shall designate by giving written notice of such change to the other party.

7. Books and Records. All books, records, documents, accounts and other materials of any kind regarding the Company or any of its Subsidiaries, including, without limitation, marketing materials, electronic mail, and computer files, tapes and discs, and all copies, summaries or extracts of any such materials, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Board of Directors. The Executive’s obligations under this Section 7 shall exist whether or not any of these materials contain Confidential Information. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith.

8. Prior Agreements. The Executive represents to the Company (a) that there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (b) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (c) that the Executive is free and able to execute this Agreement and to enter into employment by the Company. A written or oral notice or complaint that Executive breached this provision or violated a restrictive covenant or an agreement not to disclose confidential information shall subject the Executive, at the Company’s sole discretion, to immediate termination with Cause. The Executive also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Executive’s alleged breach of a restrictive covenant or an agreement not to disclose confidential information.

9. Specific Performance. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there is a breach by any party of any material provision of this Agreement, the other party would not have any adequate remedy at law. It is expressly agreed, therefore, that the rights of the parties hereunder may be enforced by an action for specific performance and other equitable relief without the parties posting a bond.

10. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

11. Right to Review and Seek Counsel. The Executive acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement and the Executive acknowledges that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

12. Waiver. The waiver by the Company of a breach or threatened breach of this Agreement by the Executive shall not be construed as a waiver of any subsequent breach by the Executive.

13. Entire Agreement/Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Board of Directors. This Agreement contains the entire understanding of the parties hereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates, including the Executive’s prior consultancy agreement with the Company. The Executive acknowledges that he has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

14. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law). In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware (other than to enforce the judgment of such court).

15. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Survival. The parties hereto specifically acknowledge and agree that all of the provisions of Sections 4, 5, 6, 7, 14 and 18. and such other provisions of this Agreement shall survive (a) the expiration of the Employment Period of this Agreement or (b) the termination of this Agreement for any reason, as necessary to carry out the intentions of the parties expressed herein.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive agrees that this Agreement may be assigned by the Company. This Agreement is not assignable by the Executive.

19. Neutral Construction. No party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on June 10, 2008.

NEOMEDIA TECHNOLOGIES, INC., a Delaware corporation		IAIN MCCREADY

By:	/s/ Scott Womble	By:	/s/ Iain McCready

Name: Scott Womble

Title: Chief Financial Officer

SCHEDULE I

ScandBuy

3GVision

Mobiletag

Beetag

ShotCode